Exhibit 99.1

News

Rudolph Technologies Completes Existing Stock Repurchase Plan and Authorizes an Additional $40 Million Share Repurchase Plan

Rudolph Technologies repurchased $14.3 million of stock in the 2018 fourth quarter.

Wilmington, Mass. (October 29, 2018)—Rudolph Technologies, Inc. (NYSE: RTEC) today announced that it has completed its 2015 stock repurchase plan of three million shares by purchasing the 711,000 shares remaining in the plan. For these purchases, the average price paid per share was $20.80 resulting in a total of $14.3 million in repurchase cost. On October 23, 2018, Rudolph’s Board of Directors authorized the repurchase of up to an additional $40 million of stock.

Mike Plisinski, CEO, commented, "Rudolph’s share repurchase activity, coupled with the new $40 million share repurchase authorization, reflects the Company’s confidence in our short and long term growth initiatives and the belief that recent stock prices do not properly value those initiatives.  Consistent with our capital allocation strategy we will leverage our strong balance sheet and positive cash flows to take advantage of under-valued market conditions to buy back our shares while maintaining the flexibility for investments in other growth initiatives.”

The new authorization does not obligate Rudolph Technologies to repurchase any particular amount of common stock during any period and the program may be modified or suspended at any time at the Company's discretion. Stock repurchases may be made from time to time and the actual amount repurchased will depend on a variety of factors including market conditions.

About Rudolph Technologies

Rudolph Technologies, Inc. is a leader in the design, development, manufacture and support of defect inspection, lithography, process control metrology, and process control software used by semiconductor and advanced packaging device manufacturers worldwide. Rudolph delivers comprehensive solutions throughout the fab with its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market of their devices. Headquartered in Wilmington, Massachusetts, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s expectations about potential uses of our cash and other assets as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, market conditions, the possibility that the repurchase program may be suspended or discontinued, and other economic factors. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2017 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

Contacts:

Investors:

Michael Sheaffer

978.253.6273

mike.sheaffer@rudolphtech.com